Exhibit 99.1

August 17, 2026

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“First

Amendment”) is made this 17th day of August, 2026 by and among FRANKLIN FINANCIAL SERVICES CORP, a Pennsylvania business corporation (the “Corporation”), FARMERS AND MERCHANTS TRUST COMPANY OF CHAMBERSBURG (the “Bank”) and CHARLES (CHAD) B. CARROLL, an adult individual (“Executive”) residing in Pennsylvania.

WITNESSETH:

WHEREAS, the Corporation, the Bank and the Executive entered into an Employment Agreement dated January 3, 2023, (the “Agreement”);

WHEREAS, Executive has been employed by Corporation and Bank as Executive Vice President and Chief Operating Officer of the Bank; and

WHEREAS, the Corporation and the Bank wish to employ the Executive as President and Chief Operating Officer of the Bank in accordance with the terms and conditions set forth herein;

WHEREAS, the parties desire to amend the Agreement as described herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Section 2 of the Agreement is hereby amended and restated in full and in its entirety to read as follows:

Duties of Executive. Executive shall serve as the President and Chief Operating Officer of the Bank reporting to the CEO of the Corporation and the Bank and the Board of Directors of the Corporation and Bank. Executive shall have such other duties and hold such other titles as may be given to him from time to time by the Boards of Directors of the Corporation and the Bank provided that such duties are consistent with the Executive’s position as President and Chief Operating Officer of the Bank.

2.	Sections 4(a) and 4(c) of the Agreement are hereby amended and restated in full and in their entirety to read as follows:

Term of Agreement.

(a)

This Agreement shall be for a three (3) year period (the “Employment Period”) beginning August 17, 2026, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later (the

“Initial Term”). The Employment Period shall be extended automatically for one

(1) additional year on the first annual anniversary date of the commencement of the Initial Term (the date first above written), and then on each anniversary date of this Agreement thereafter, unless the Corporation, the Bank or Executive gives contrary written notice to the other not less than one hundred eighty (180) days before any such anniversary date so that upon the anniversary date if notice had not been previously given as provided in this Section 4(a), the Employment Period shall be and continue for a three (3) year period thereafter. References in the Agreement to “Employment Period” shall refer to the Initial Term of this Agreement and any extensions to the initial term of this Agreement. It is the intention of the parties that this Agreement be “Evergreen” unless (i) either party gives written notice to the other party of his or its intention not to renew this Agreement as provided above or (ii) this Agreement is terminated pursuant to Section 4(b) hereof.

(c)

Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment for Good Reason. The term “Good Reason” shall mean (i) the assignment of duties and responsibilities inconsistent with Executive’s status as President and Chief Operating Officer of the Bank, (ii) a reassignment which requires Executive to move his principal residence or his office more than fifty

(50) miles from the Bank’s principal executive office immediately prior to this Agreement, (iii) any reduction in the Executive’s Annual Base Salary as in effect on the date hereof or as the same may be increased from time to time unless such reduction is the result of a national financial depression or national or bank emergency or such reduction is part of a reduction applicable to all employees, or

(iv) any failure of the Bank to provide the Executive with benefits at least as favorable as those enjoyed by the Executive during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all employees.

Executive shall within sixty (60) days of the occurrence of any of the foregoing events, provide notice to the Bank of the existence of the condition and provide the Bank thirty (30) days in which to cure such condition. In the event that the Bank does not cure the condition within thirty (30) days of such notice, Executive may resign from employment for Good Reason by delivering written notice ("Notice of Termination") to the Bank.

If such termination occurs for Good Reason and such termination constitutes a Separation of Service as defined by Internal Revenue Code of 1986, as amended (“Code”) Section 409A (“Separation of Service”), then the Bank shall pay Executive an amount equal to the Executive’s remaining Annual Base Salary that  would otherwise be due and payable under the Agreement to the Executive for the remaining Employment Period, minus applicable taxes and withholdings, payable in equal monthly installments over the remaining Employment Period. Such amount in the aggregate shall not exceed 2.99 times Executive’s Annual Base Salary or be less than 2.00 times Executive’s Annual Base Salary. In addition, for a period of two (2) years from the date of Separation of Service, or until Executive secures benefits of comparable coverage through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect or that would otherwise be provided, and available with respect to Executive during the two (2) years prior to his termination of employment at the time of his termination of employment under the terms of and as provided by the medical insurance plan then in effect in which he and his spouse were participants, or, if the Bank cannot legally provide such benefits because Executive is no longer an employee, or future law or plans do not permit so, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain comparable coverage for employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

(d)

Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s Disability and Executive’s rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be entitled to receive any amount payable under any disability plan of the Bank for which he is eligible. Disability shall have the meaning provided in Code Section 409A and the regulations promulgated thereunder.

(e)

In the event that Executive terminates his employment without Good Reason as defined in Section 4(c), or retires, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 20 hereof with respect to arbitration.

(f)

Upon the expiration or termination of the Employment Period and this Agreement, all of Executive’s rights under this Agreement shall cease; however, the provisions of Paragraphs 9 and 10 shall survive the expiration or termination of the Employment Period and the termination of this Agreement regardless of reason.

(g)

Executive agrees that in the event his employment under this Agreement is terminated, Executive shall resign and by this Agreement does upon such event resign as a director of the Corporation and the Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.

3.	Section 5 shall be amended to add new and additional Section 5 (g) to read in full and in its entirety as follows:

(g)Agreed Compensation. The term “Agreed Compensation” shall mean the sum of

(i) Executive’s highest Annual Base Salary under the Agreement and (ii) the average of Executive’s annual cash bonuses with respect to the three (3) calendar years immediately preceding Executive’s termination.

4.	Section 7 of the Agreement is hereby amended and restated in full and in its entirety to read as follows:

Rights in Event of Termination Following a Change in Control. In the event that Executive terminates employment for Good Reason as defined in Section 4(c) within one year of a Change in Control or Executive is involuntarily terminated without Cause within two (2) years after a Change in Control (as defined in Section 6(b) of this Agreement), and such termination of employment constitutes a Separation of Service, Executive shall be entitled to receive the compensation and benefits set forth below:

The Bank, or successor thereto, shall pay Executive a lump sum amount equal to and no greater than 2.99 times Executive’s Agreed Compensation as defined in subsection (g) of Section 5, minus applicable taxes and withholdings within thirty

(30) days of Executive’s Separation of Service, subject to Compliance with Code Section 409A. In addition, for a period of two (2) years from the date of Separation of Service, or until Executive secures substantially comparable benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive immediately prior to his Separation of Service, or, if the Bank cannot legally provide such benefits because Executive is no longer an employee, or future law or plans do not so permit, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially comparable employee benefits which he enjoyed immediately prior to termination, subject to compliance with Code Section 409A if applicable. In addition for a period of two (2) years from the date of Separation of Service, or until Executive secures benefits of substantially comparable coverage through other employment, whichever shall first occur, Executive shall notify Bank upon receipt of benefits from a third party and provide details of such benefits to the Bank.

The Corporation, Bank and Executive hereby recognize that: (i) the non-solicitation restrictions and non-competition restrictions under Section 9 of this Agreement have value, (ii) the value shall be recognized in any calculations the Corporation, Bank and Executive perform with respect to determining the affect, if any, of the parachute payment provisions of Section 280G of the Code (“Section 280G”), by allocating a portion of the payments under Section 7 of this Agreement to the fair value of the non-solicitation and non-competition restrictions under Section 9 of this Agreement (the “Appraised Value”), (iii) the Bank shall obtain an independent appraisal to determine the Appraised Value, (iv) the Appraised Value will be considered reasonable compensation for post change in control services within the meaning of Q&A-40 of the regulations under Section 280G, and (v) any aggregate parachute payments, as defined in Section 280G, will be reduced by the Appraised Value.

In addition, in the event that the payments described herein, even after giving effect and application to the immediately above paragraph, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment would result in the imposition of an excise tax under Section 4999 of the Code or under Section 280G of the Code, the Bank, or successor thereto, will pay to Executive an additional cash payment (“Limited Gross Up Payment”) in an amount such that the after tax proceeds of such Limited Gross Up Payment (including any income tax or excise tax on such Limited Gross Up Payment) will be equal to the amount of the excise tax that is a product, result, or an effect of inclusion of any amounts included or from any and all Salary Continuation Agreements by and between Executive and the Bank.

Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of Separation of Service, termination of employment or otherwise.

5.	In all other respects, the Agreement shall remain in full force and effect as amended hereby.

[Signature Page to Follow]

IN WINESS WHEREOF, the parties have executed this First Amendment as of the date first above written.

ATTEST:	FRANKLIN FINANCIAL SERVICES CORP

By: /s/ Karen Carmack	By /s/ Craig W. Best
Karen Carmack	Craig W. Best CEO

ATTEST:	F & M TRUST

By: /s/ Karen Carmack	By /s/ Craig W. Best
Karen Carmack	Craig W. Best
CEO
WITNESS:	EXECUTIVE
By: /s/ Karen Carmack	By /s/ Charles B. Carroll
Karen Carmack	Charles B. Carroll